UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMCOR PLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Amcor plc

Additional Soliciting Material for

2025 Annual Meeting of Shareholders
To Be Held November 6, 2025

The following information was included in Item 5.02 to the Amcor plc Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2025:

On October 9, 2025, Amcor plc (the “Company”) announced that Michael Casamento, the Company’s Executive Vice President and Chief Financial Officer, will step down from his officer role effective November 10, 2025 in connection with his decision to return home to Australia full-time. Mr. Casamento will remain employed as a special advisor to the Company until June 30, 2026 (the “Termination Date”) to ensure a smooth transition of his duties, reporting to the Chief Financial Officer in such role; the Company and Mr. Casamento may agree to an earlier Termination Date. Mr. Casamento’s departure from the Company is not as a result of any disagreement with the Company.

Mr. Casamento is a party to an employment agreement with the Company, dated September 23, 2015 (the “Casamento Employment Agreement”), which was modified by a letter agreement, dated April 30, 2025, between the Company and Mr. Casamento (the “Casamento Letter Agreement” and, together with the Casamento Employment Agreement, the “Existing Employment Agreement”). In connection with Mr. Casamento’s departure, he has entered into a Mutual Settlement Agreement with the Company, dated October 8, 2025 (the “Mutual Settlement Agreement”), which serves as an amendment to any relevant clauses included in Mr. Casamento’s Existing Employment Agreement. The Mutual Settlement Agreement provides for the following, in exchange for Mr. Casamento’s execution of a general release of claims, as well as continued compliance with the covenants in the Mutual Settlement Agreement and the Existing Employment Agreement: (1) continued base salary at the amount that Mr. Casamento was receiving immediately prior to his departure from his officer role, and continued benefits, through the Termination Date; (2) a payment in an amount equal to twelve months’ base salary, payable following the Termination Date; (3) the right to receive the actual cash bonus, if any is earned, under the Company’s Management Incentive Plan (the “MIP”) for the fiscal year ending June 30, 2026, pro-rated if the Termination Date occurs earlier than fiscal year end, at the same time such bonuses are otherwise paid; (4) the continued right to vest in any equity awards issued by the Company for which the vesting date occurs prior to the Termination Date (contingent on any requirements for vesting being met), including those awards issued under the Company’s Senior Executive Retention Share Plan; (5) vesting within 30 days after the Termination Date of any unvested awards under the Company’s Equity Management Incentive Plan; (6) treatment under the Company’s Long-Term Incentive Plan (the “LTIP”) of various awards based on their status, including (i) the ability to exercise vested but unexercised options or performance rights for 90 days after the Termination Date, and (ii) pro-rated vesting of performance-based equity awards and options if more than half of the performance period has been satisfied as of the Termination Date, with performance tested as of the assessment date and 90 days to exercise following their vesting date; (7) pro-ration of unvested performance shares and options under the FY2026 LTIP flex up grant, with performance tested as of the assessment date and the expiration date of the options set in 2035; (8) other than as discussed in (7) herein, cancellation of any equity awards issued under the LTIP at July 1, 2025 or later; (9) relocation assistance to Melbourne, Australia; and (10) settlement of his vacation days following the Termination Date.

In exchange for the payments made under the Mutual Settlement Agreement, Mr. Casamento provides a general release of claims as related to the Company and its affiliates, officers, directors, and shareholders. The Mutual Settlement Agreement and Existing Employment Agreement contain customary restrictive covenants relating to non-competition, non-solicitation, non-disparagement, and confidentiality, for which the payments described above will serve as consideration.

Mr. Stephen R. Scherger, 61, has been appointed to serve as the Company’s Executive Vice President and Chief Financial Officer, effective November 10, 2025. Mr. Scherger previously served as Chief Financial Officer of Graphic Packaging (NYSE: GPK), a publicly traded provider of fiber-based packaging solutions to food, beverage, foodservice, and other consumer products companies, from 2015 to 2025. From 2014 to 2015 he served as Senior Vice President, Finance of Graphic Packaging and from 2012 to 2014, he served as Senior Vice President, Consumer Packaging of Graphic Packaging, where he had direct responsibility for a $2.1 billion business comprising approximately 6,000 employees and 28 manufacturing facilities. He spent the first 25 years of his career at MeadWestvaco, where he served in finance, operations and strategy roles of increasing responsibility, ultimately assuming the role of President of the company’s $1.3 billion Beverage and Consumer Electronics business. Mr. Scherger is a member of the Board of Directors of Middleby Corporation (NASDAQ: MIDD), serving as a member of the Audit Committee and Chair of the Compensation Committee.

In connection with Mr. Scherger’s appointment, he entered into an offer letter with the Company, dated October 8, 2025 (the “Scherger Letter Agreement”), that sets forth employment and compensation terms. Pursuant to the terms of the Scherger Letter Agreement, Mr. Scherger will receive an annualized base salary of US $1,000,000 and will participate in the MIP with a target opportunity of 100% of base salary and payouts ranging from 0% to 200% of base salary based on achievement of performance targets set by the Company, with his fiscal 2026 participation pro-rated to reflect his appointment date. Mr. Scherger will also participate in the LTIP with annual grants made to him with respect to a number of shares having target grant date fair value of 300% of his base salary, with the grant for fiscal 2026 being pro-rated to reflect his appointment date. Additionally, on his appointment date, Mr. Scherger will receive a special grant under the LTIP with respect to a number of shares having an anticipated target grant fair value of 195% of his base salary.

Mr. Scherger will also receive a one-time sign-on cash bonus of US $500,000 payable in February 2026, and a special retention equity grant at the appointment date of restricted stock units having a value of US $2,300,000, 50% of which will vest one year from the appointment date and the other 50% of which will vest two years from the appointment date. Mr. Scherger will receive financial support to relocate to Deerfield, IL in accordance with the Company’s relocation policy, subject to his initiating the support by the one-year anniversary of the appointment date.

Mr. Scherger will be entitled to participate in the Company’s Executive Change in Control Severance Plan as a non-CEO participant. Mr. Scherger will also be subject to restrictive covenants, as set forth in the Scherger Letter Agreement, including perpetual confidentiality, assignment of inventions, and non-solicitation and non-competition covenants that continue for twelve months following termination of employment. The notice period for Mr. Scherger to terminate his employment under the Scherger Letter Agreement is six months’ written notice.

There are no transactions since the beginning of the Company’s last fiscal year in which the Company is a participant and in which Mr. Scherger or any members of his immediate family have any interest that are required to be reported under Item 404(a) of Regulation S-K. No family relationships exist between Mr. Scherger and any of the Company’s directors or executive officers. The appointment of Mr. Scherger was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.